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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
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                                   CONTACTS:   Watson Pharmaceuticals, Inc.
                                               Patty Eisenhaur
                                               Director, Investor Relations
                                               (909) 493-5611


                    WATSON PHARMACEUTICALS REACHES AGREEMENT
             WITH FDA ON TERMS OF CORONA, CALIFORNIA CONSENT DECREE

             -- As Expected, the Decree Requires No Fine, Shutdown,
            Product Recalls or Reduction in Production or Service --

CORONA, Calif., May 3, 2002 - Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that it has reached an agreement with the U.S. Food and Drug Administration (FDA) on the terms of a consent decree with respect to Watson's Corona, California manufacturing facility. As expected, the final agreement with FDA does not require any fine, a facility shutdown, product recalls or any reduction in production or service at the Corona facility. The decree is subject to court approval.

         The consent decree applies only to Watson's Corona facility and not its other six manufacturing sites. Watson manufactures 26 of its 170 branded and generic products at its Corona facility and currently is the sole supplier of several of these products.

         The decree requires Watson to ensure that its Corona, California facility complies with FDA's current Good Manufacturing Practices (cGMPs) regulations. Pursuant to the agreement, Watson will hire an independent expert to conduct inspections of the Corona facility at least once each year. A report of each inspection by the independent expert will be prepared and submitted to the FDA and Watson, with an opinion from the expert as to cGMP compliance at the Corona facility. The first such expert report will be due in the first quarter of 2003.

         "By entering into this agreement with FDA, we affirm our confidence in the quality of our products and our commitment to continuing our quality initiatives," said Allen Chao, Watson's Chairman and Chief Executive Officer. "We worked closely and cooperatively with the FDA in reaching this agreement and look forward to a constructive relationship with them in the future."

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         Statements contained in this news release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson's current expectations depending upon a number of factors, including but not limited to uncertainties related to the impact of the consent decree on Watson's business and the ability of Watson to assure FDA of the quality and reliability of its quality and manufacturing systems and controls at its Corona facility and to comply successfully with FDA and other governmental regulations. The reader of this news release should understand that failure to comply successfully with FDA regulations could result in sanctions, such as, among others, product recalls or seizures, fines, total or partial suspension of production and/or distribution, suspension of the FDA's review of product applications, injunctions, and civil or criminal prosecution. Certain of these sanctions are available to FDA for violation of the Corona consent decree and the Company is obligated to immediately comply with any such final order of FDA, pending any court review, unless a court instructs otherwise. In addition, forward-looking statements may be adversely affected by other risks and uncertainties as detailed in Watson's periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's Annual Report on Form 10-K for the year ended December 31, 2001.

         This news release of Watson Pharmaceuticals, Inc. is available at Watson's Web site at www.watsonpharm.com. In addition, this news release is available through PR Newswire's Web site at www.prnewswire.com.

         Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

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